Exhibit (b)(3)

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	CREDIT SUISSE Eleven Madison Avenue New York, NY 10010

CONFIDENTIAL

July 13, 2006

Rover Acquisition Corp.

In care of:

Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard

Suite 2000

Los Angeles, CA 90020

Attention: Mr. John Baumer

Texas Pacific Group

345 California Street

Suite 3300

San Francisco, CA 94104

Attention: Ms. Carrie Wheeler

PROJECT ROVER

$200,000,000 Senior Secured Asset-Based Revolving Credit Facility

$650,000,000 Senior Secured Term Loan Facility

Amended and Restated Commitment Letter

Ladies and Gentlemen:

This amended and restated commitment letter (including the Term Sheets (as defined below) and the other attachments hereto, this “Commitment Letter”) amends, restates and supersedes that certain commitment letter dated June 22, 2006 from Credit Suisse (“CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”, “we” or “us”) to Rover Acquisition Corp.

You have advised Credit Suisse that Rover Holdings Corp. (“Holdings”), a Delaware corporation newly formed and controlled by Leonard Green & Partners, L.P. and Texas Pacific Group and certain of their affiliates (collectively, the “Sponsors”) intends to acquire (the “Acquisition”), through Rover Acquisition Corp. (the “Borrower” or “you”), a newly formed Delaware corporation all of the outstanding capital stock of which is owned by Holdings, all the outstanding capital stock of PETCO Animal Supplies, Inc., a Delaware corporation (the “Company”), and to consummate the other

Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Revolving Facility Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Facility Term Sheet”, and, together with the Revolving Facility Term Sheet, the “Term Sheets”).

You have further advised us that, in connection therewith, (a) the Borrower will obtain the senior secured asset-based revolving credit facility described in the Revolving Facility Term Sheet, in an aggregate principal amount of $200,000,000, consisting of (i) $180,000,000 aggregate principal amount last in, first out tranche (the “LIFO Tranche”) and (ii) $20,000,000 aggregate principal amount first in, last out tranche (the “FILO Tranche” and, together with the LIFO Tranche, the “Revolving Facility”), (b) the Borrower will obtain the senior secured term loan facility (the “Term Facility” and, together with the Revolving Facility, the “Facilities”) described in the Term Facility Term Sheet, in an aggregate principal amount of $650,000,000 and (c) the Borrower will issue not less than $500,000,000 in aggregate principal amount of its senior subordinated notes (the “Notes”) in a public offering or in a Rule 144A or other private placement.

1. Commitments.

In connection with the foregoing, CS is pleased to advise you of its commitment to provide the entire principal amount of the Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.

2. Titles and Roles.

You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as sole bookrunner and sole lead arranger for the Facilities, and (b) CS to act, and CS hereby agrees to act, as sole administrative agent for the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of CS Securities and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree (it being acknowledged and agreed that (i) you intend within the 10 business day period immediately following the date of your execution of this Commitment Letter to bring other financial institutions into the financings contemplated by this Commitment Letter as joint bookrunners and joint lead arrangers and other customary titles for the Facilities (with the number of joint bookrunners and joint lead arrangers with respect to each of the Facilities, including CS Securities, not to exceed two), in which event CS’s commitments hereunder in respect of each of the Facilities will be reduced ratably by the amount of the commitments of such other financial institutions; provided, however, that in no event shall CS’s commitments hereunder be reduced to below a percentage reasonably satisfactory to CS of the aggregate amount of the commitments in respect of each of the Facilities and you agree that CS will be the sole administrative agent in respect of each of the Facilities and CS

2

Securities will have “left” placement in any and all marketing materials or other documentation used in connection with each of the Facilities and hold the leading role and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of each of the Facilities and (ii) you shall be entitled with the consent of CS Securities and CS (not to be unreasonably withheld or delayed) to replace any bookrunner, lead arranger or arranger in respect of the Facilities (other than CS Securities) at any time (provided that any such replacement (x) shall not affect the allocation of fees or roles to CS Securities or CS and (y) shall be effected prior to the launch of the syndication for the Facilities and in any event by a date that provides sufficient time to make the appropriate revisions to the marketing materials used in connection with the Facilities)).

3. Syndication.

We reserve the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of our commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”) identified by us in consultation with you and reasonably acceptable to you, and you agree to provide CS Securities with a period of at least 25 consecutive days following the launch of the general syndication of the Facilities and immediately prior to the Closing Date to syndicate the Facilities; provided that, notwithstanding our right to syndicate the Facilities and receive commitments with respect thereto, we may not assign all or any portion of our commitments hereunder prior to the date of the initial funding under the Facilities other than in accordance with Section 9. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company and the Sponsors, (b) direct contact between senior management, representatives and advisors of you and representatives of the Sponsors (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders, (c) assistance by you and the Sponsors (and your using commercially reasonable efforts to cause the assistance by the Company) in the preparation of a Confidential Information Memorandum for each of the Facilities and other customary marketing materials to be used in connection with the syndications, (d) your using commercially reasonable efforts to obtain, prior to the launch of the syndications, ratings for the Term Facility from each of Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc. and (e) the hosting, with CS Securities, of one or more meetings of prospective Lenders. You further agree that, until the earlier of (x) the occurrence of a Successful Syndication (as defined in the Fee Letter) and (y) 30 days after the Closing Date, there shall be no competing issues of debt securities or commercial bank or other credit facilities of Holdings, the Borrower, the Company or their respective subsidiaries being offered, placed or arranged (other than the Notes). You agree, at the request of Credit Suisse, to assist in the preparation of a version of the Confidential Information Memoranda and other customary marketing materials and presentations to be used in connection with the

3

syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for any of the Notes) or (ii) not material with respect to Holdings, the Borrower, the Company or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Information”). Any information and documentation that is not Public Information is referred to herein as “Private Information”. You further agree that each document to be disseminated by CS Securities to any Lender in connection with the Facilities will be identified by you as either (i) containing Private Information or (ii) containing solely Public Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Facilities; (b) administrative materials prepared by Credit Suisse for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Facilities. Without limiting your obligations to assist with syndication efforts as set forth herein, we agree that completion of such syndications is not a condition to our commitments hereunder.

CS Securities will, in consultation with you and the Sponsors, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your approval right described above), the allocation of the commitments among the Lenders, any naming rights and the allocation and distribution of fees among the Lenders. To assist CS Securities in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Sponsors and the Company to provide) to CS Securities all information with respect to Holdings, the Borrower, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections and other forward-looking information (collectively, the “Projections”), as CS Securities may reasonably request.

4. Information.

You hereby represent that, to the best of your knowledge, (a) all written information other than the Projections and general industry data (the “Information”) that has been or will be made available to Credit Suisse in connection with the Acquisition and the transactions contemplated hereby, by or on behalf of you, the Sponsors or any of your or their representatives, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Credit Suisse by or on behalf of you, the Sponsors or any of your or their representatives have been or will be prepared in good faith based upon assumptions that are believed by you and the Sponsors to be reasonable at the time made and at the time the related Projections are made available to Credit Suisse (it being

4

understood that the Projections are subject to contingencies and assumptions, many of which are beyond the control of Holdings, the Borrower, the Company or their respective subsidiaries, and no assurance can be given that the Projections will be realized). You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be, to the best of your knowledge, incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement or use commercially reasonable efforts to cause to be supplemented the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5. Fees.

As consideration for CS’s commitment hereunder, and our agreements to perform the services described herein, you agree to pay to CS Securities and CS the fees set forth in this Commitment Letter and in the fee letter dated June 22, 2006 and delivered herewith with respect to the Facilities (the “Fee Letter”).

6. Conditions Precedent.

CS’s commitment hereunder, and our agreements to perform the services described herein, are subject to (a) since January 28, 2006 (the date of the most recent audited financial statements of the Company delivered to Credit Suisse as of the date hereof), there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes a Material Adverse Effect (as defined below), (b) the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably satisfactory to Credit Suisse and its counsel and the Borrower and its counsel, (c) the Sponsors having provided or caused to be provided projections in customary form of the Company and its subsidiaries for the fiscal years 2006 through 2013 and for the six fiscal quarters beginning with the third quarter of fiscal year 2006, (d) your compliance in all material respects with the terms of this Commitment Letter and the Fee Letter, and (e) satisfaction of the applicable conditions set forth in the Term Sheets and the other exhibits hereto. For the purposes of this Commitment Letter, “Material Adverse Effect” shall mean any event, circumstance, change, condition, development or occurrence either individually or in the aggregate with all other events, circumstances, changes, conditions, developments or occurrences, resulting in a material adverse effect on the business, results of operations, financial condition, or assets or liabilities of the Company and its subsidiaries, taken as a whole, other than any event, circumstance, change, condition, development or occurrence resulting from (i) changes in general economic conditions, whether locally, nationally or internationally, (ii) changes in securities markets generally, (iii) changes in the pet specialty or animal supplies industries or the retail industry generally, (iv) any act of civil unrest, war or terrorism, (v) any change in law or GAAP or interpretations thereof, (vi) any changes or events resulting from the execution or announcement of the Merger Agreement or the announcement of the Acquisition or any of the other transactions contemplated thereby (including any loss of employees, suppliers, Contracts (as defined

5

in the Merger Agreement) or customers of the Company or any of its subsidiaries to the extent due to the announcement of the Merger Agreement or the transactions contemplated thereby), (vii) changes in the market price or trading volume of the Company’s common stock, (viii) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Company or its subsidiaries (including, in and of itself, any failure to meet analyst projections), (ix) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target publicly announced prior to the date hereof, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target publicly announced prior to the date hereof, or (x) any actions required under the Merger Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Acquisition, unless, in the case of the foregoing clauses (i), (ii), (iii) and (iv), such changes referred to therein have a materially disproportionate effect on the business, results of operations, financial condition, assets or liabilities of the Company and its subsidiaries, taken as a whole, relative to other participants in the pet specialty or animal supplies industries.

Notwithstanding anything in this Commitment Letter or and any other agreement or undertaking to the contrary, (a) the condition to availability of the Facilities on the Closing Date relating to the accuracy of the representations and warranties set forth in the definitive credit documentation (other than with respect to the Specified Representations (as defined below)) shall be deemed satisfied if and to the extent the condition relating to the accuracy of the representations and warranties relating to the Company set forth in the Merger Agreement shall have been satisfied (without giving effect to any waiver, amendment or other modification to such condition in a manner adverse to the Lenders in any material respect effected without the consent of the Administrative Agent and the Term Loan Agent), (b) the terms of the definitive credit documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied (it being understood that, to the extent a perfected security interest in any Collateral the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement is not able to be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the providing of a perfected security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities (other than, in the case of the Revolving Facility, to the extent contemplated by the provisions set forth under the caption “Borrowing Base” in the Revolving Facility Term Sheet) on the Closing Date but a perfected security interest in such Collateral shall be required to be provided after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower, the Administrative Agent and the Term Loan Agent), and (c) the definitive credit documentation shall not contain (i) any material conditions precedent other than the conditions precedent set forth in this Commitment Letter or (ii) any material representation or warranty, affirmative or negative covenant or event of default not set forth herein, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Facilities. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the definitive credit documentation relating to authorization, corporate power and

6

authority, the enforceability of the definitive credit documentation (and execution and delivery thereof, and consummation of the Acquisition, not violating material laws or agreements or constitutional documents), the Federal Reserve margin regulations, the Investment Company Act, the absence of the creation of liens under other agreements or instruments and the validity, priority and perfection of security interests in the Collateral (subject to the exceptions and qualifications contemplated above and in this Commitment Letter).

7. Indemnification; Expenses.

You agree (a) to indemnify and hold harmless Credit Suisse and its officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or (ii) arising from a breach of the obligations of such Indemnified Person under this Commitment Letter, and (b) to reimburse Credit Suisse on the Closing Date and from time to time thereafter, upon presentation of a summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to reasonable expenses of Credit Suisse’s due diligence investigation, fees of consultants hired with your prior approval, syndication expenses, travel expenses and fees, disbursements and other charges of not more than one primary counsel and other local counsel (not to exceed one counsel in any jurisdiction)), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary agreements and security arrangements in connection therewith (collectively, the “Expenses”); provided that, except as provided in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the wilful misconduct or gross negligence of any Indemnified Person, or for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

7

8. Sharing Information.

You acknowledge that Credit Suisse may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Credit Suisse is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Credit Suisse has advised or is advising you on other matters, (b) Credit Suisse, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Credit Suisse, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Credit Suisse is engaged in a broad range of transactions that may involve interests that differ from your interests and that Credit Suisse has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against Credit Suisse for breach of fiduciary duty or alleged breach of fiduciary duty relating to the Transactions and agree that Credit Suisse shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Company and other companies with which you, the Borrower or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Credit Suisse or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

8

9. Assignments, Amendments, Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of CS and CS Securities (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Sponsors (and Indemnified Persons); provided that you may assign any of your rights and delegate any of your obligations hereunder and under the Fee Letter to any of your affiliates that is controlled by either of the Sponsors and newly formed solely in connection with the Acquisition, and upon any such assignment and delegation (provided that the assignee shall have assumed your obligations hereunder and under the Fee Letter), the assignee shall be deemed to be the Borrower hereunder and thereunder (and you shall be released from such obligations). CS may assign its commitment hereunder to any of its affiliates or, with the consent of the Sponsors (which shall not be unreasonably withheld or delayed), one or more prospective Lenders. Any such assignment to an affiliate will not relieve CS from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any permitted assignment to a prospective Lender shall release CS from the portion of its commitment hereunder so assigned. Any and all obligations of, and services to be provided by, Credit Suisse hereunder (including, without limitation, CS’s commitment) may be performed and any and all rights of CS Securities or CS hereunder (including, without limitation, CS’s commitment) may be performed and any and all rights of CS Securities or CS hereunder may be exercised by or through any of their respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CS Securities, CS and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that Credit Suisse shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Credit Suisse may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at Credit Suisse’s expense. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9

10. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of Credit Suisse pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to the Sponsors and your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (i) to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, and (ii) in any prospectus or other offering memorandum relating to the Notes.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all

10

materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13. Surviving Provisions.

The reimbursement, indemnification, syndication, confidentiality, jurisdiction and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or CS’s commitment hereunder and our agreements to perform the services described herein. If definitive documentation relating to the Revolving Facility or the Term Facility shall be executed and delivered, your obligations under this Commitment Letter in respect of the applicable Facilities, other than those relating to confidentiality and to the syndication of such Facilities (which shall remain in full force and effect), shall automatically terminate and be superseded by the provisions contained in such definitive documentation upon the execution and delivery thereof.

14. PATRIOT Act Notification.

Credit Suisse hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Credit Suisse and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow Credit Suisse or such Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Credit Suisse and each Lender.

15. Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on July 22, 2006. CS’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that Credit Suisse has not received such executed counterparts in accordance with the immediately preceding

11

sentence. This Commitment Letter will become a binding commitment of CS only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on November 30, 2006 (or such earlier date on which the Merger Agreement terminates), then this Commitment Letter and CS’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless Credit Suisse shall, in its discretion, agree to an extension.

[Remainder of this page intentionally left blank]

12

Credit Suisse is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Thomas L. Newberry
	Name:	Thomas L. Newberry
	Title:	Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By	/s/ John Toronto
	Name:	John Toronto
	Title:	Director

By	/s/ Ian Nalitt
	Name:	Ian Nalitt
	Title:	Vice President

13

Accepted and agreed to as of the date first above written:
ROVER ACQUISITION CORP.

By	/s/ John Baumer
	Name:	John Baumer
	Title:	Vice President

14

The undersigned parties to the Joinder Letter dated as of June 29, 2006 acknowledge the amendment and restatement of the Commitment Letter hereinabove set forth and agree that the Joinder Letter remains in full force and effect:

BANK OF AMERICA, N.A.,

By:	/s/ Douglas M. Ingram
	Name:	Douglas M. Ingram
	Title:	Managing Director

BANC OF AMERICA SECURITIES LLC,

By:	/s/ Douglas M. Ingram
	Name:	Douglas M. Ingram
	Title:	Managing Director

WELLS FARGO BANK, N.A.,

By:	/s/ Abe Mintz
	Name:	Abe Mintz
	Title:	Executive Vice President

15

CONFIDENTIAL July 13, 2006	EXHIBIT A

PROJECT ROVER

$200,000,000 Senior Secured Asset-Based Revolving Credit Facility

Summary of Principal Terms and Conditions

Borrower:

Rover Acquisition Corp., a Delaware corporation (“Merger Sub”), all of the outstanding capital stock of which is owned by Rover Holdings Corp., a Delaware corporation (“Holdings”), in each case, formed and controlled by Leonard Green & Partners, L.P. and Texas Pacific Group and certain of their affiliates (collectively, the “Sponsors”) and certain other investors reasonably acceptable to the Arranger (as defined below) (together with the Sponsors, the “Investors”). As a result of the merger described below, Merger Sub will be merged with and into PETCO Animal Supplies, Inc., a Delaware corporation (the “Company”), and, thereafter, the Borrower will be the Company. Certain additional domestic subsidiaries of the Company to be mutually agreed upon may be added as borrowers under the Revolving Facility.

Transactions:

Holdings intends to acquire (the “Acquisition”) all the capital stock of the Company pursuant to an agreement and plan of merger (the “Merger Agreement”) to be entered into among Holdings, Merger Sub and the Company. In connection with the Acquisition, (a) Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Holdings and with the existing outstanding common stock of the Company being converted into the right to receive an aggregate amount in cash previously disclosed to the Arranger (the “Merger Consideration”), (b) the Investors will contribute an aggregate amount of not less than 25% of the pro forma total consolidated capitalization of Holdings on the date the Acquisition is consummated (the “Closing Date”) in cash to Holdings as (i) common equity and/or preferred equity having terms reasonably satisfactory to the Arranger (it being understood and agreed that preferred equity that does not require any mandatory redemption or the payment of any cash dividend at any time prior to the first anniversary of the maturity date of the Term Facility (as defined below) and does not contain any other terms or features that would cause such preferred equity to constitute “disqualified capital stock” or any similar term as customarily defined in the credit agreement for a senior secured credit facility shall be satisfactory, with any such preferred equity being hereinafter referred to as “Permitted Preferred Equity”) or (ii) (x) Sponsor equity retained in the Company or (y) management equity retained in the Company in an amount to be mutually agreed upon, (c) Holdings will contribute the amount so received to Merger Sub as cash common equity in exchange for the issuance to Holdings of all the capital stock of Merger Sub (the equity contributions described in clauses (b) and (c) being referred to herein collectively as the “Equity Contribution”), (d) the Borrower will obtain the senior secured asset-based revolving credit facility described below under the caption “Revolving Facility”, (e) the Borrower will obtain a senior secured term loan facility in an aggregate principal amount of $650,000,000 (the “Term Facility”), (f) the Borrower will issue not less than $500,000,000 in aggregate principal amount of its senior subordinated notes (the “Notes”) in a public offering or in a Rule 144A or other private placement, (g) the Borrower will refinance certain existing indebtedness of the Company and its subsidiaries outstanding as of the Closing Date (collectively, the “Existing Debt”), including the Company’s existing term loan facility in an aggregate principal amount of approximately $80,000,000 and the Company’s outstanding senior subordinated notes (the “Existing Notes”) in an aggregate principal amount of approximately $89,300,000[1] and

[1]	We understand that, to the extent the Existing Notes may not be redeemed prior to the Closing Date, any of the Company, Holdings or Merger Sub will offer to purchase (“the Tender Offer”) all of the Existing Notes and concurrently solicit consents from the holders thereof (the “Consent Solicitation”) to amend the indenture governing the Existing Notes to eliminate the significant restrictive covenants and eliminate or modify certain events of default and related provisions contained therein (or at the election of Holdings, the Company will effect, or cause to be effected, a covenant defeasance in respect of the Existing Notes pursuant to, and in accordance with, the indenture governing the Existing Notes and in connection therewith will irrevocably deposit with the trustee under the indenture an amount sufficient to pay the principal of, all premium on and interest in respect of the Existing Notes through the first applicable redemption date under the indenture (“Existing Notes Covenant Defeasance”)).

(h) fees and expenses (including premiums in connection with the refinancing of the Existing Notes) incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:

Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent (the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such role.

Collateral Agent:	A financial institution identified by the Arranger and acceptable to the Borrower (the “Collateral Agent” and, together with the Administrative Agent, the “Agents”).

Sole Bookrunner and Sole Lead Arranger:

Subject to Section 2 of the Commitment Letter, CS Securities will act as sole bookrunner and sole lead arranger for the Revolving Facility (the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	At the option of the Arranger, a financial institution identified by the Arranger and acceptable to the Borrower (the “Syndication Agent”).

Documentation Agent:	At the option of the Arranger, a financial institution identified by the Arranger and acceptable to the Borrower (the “Documentation Agent”).

Revolving Facility:

A senior secured asset-based revolving credit facility in an aggregate principal amount of $200,000,000, consisting of (a) a $180,000,000 aggregate principal amount last in, first out tranche (the “LIFO Tranche”) and (b) a $20,000,000 aggregate principal amount first in, last out tranche (the “FILO Tranche” and, together with the LIFO Tranche, the “Revolving Facility”), of which up to $50,000,000 will be available in the form of letters of credit.

In connection with the Revolving Facility, CS (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an aggregate amount to be mutually agreed upon. Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Purpose:

(A)   The proceeds of loans under the Revolving Facility will be used by the Borrower (a) with respect to the Initial Revolving Borrowing (as defined below), solely to finance working capital needs of the Company as of the Closing Date and (b) with respect to all other borrowings thereunder, for general corporate purposes of the Borrower and its subsidiaries.

(B) Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

Availability:

Loans of up to an amount equal to the excess, if any, of (a) the working capital of the Company (disregarding any items increasing working capital not consistent with past practices) on the Closing Date over (b) the average working capital of the Company for the latest twelve month period most recently ending prior to the Closing Date, may be made under the Revolving

Facility on the Closing Date for the purposes described above (the “Initial Revolving Borrowing”). Thereafter, loans under the Revolving Facility will be available, subject to the then-applicable Borrowing Base (as defined below), at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be mutually agreed upon. Subject to the then-applicable Borrowing Base, amounts repaid under the Revolving Facility may be reborrowed.

Borrowing Base:

The Borrowing Base (the “Borrowing Base”) at any time with respect to the LIFO Tranche shall equal sum of (a) up to 90% of the value of eligible accounts receivable plus (b) the lesser of (i) up to 75% of the value (stated at the lower of cost or market value) of eligible inventory and (ii) up to 90% of the orderly liquidation value, net of liquidation costs, of eligible inventory. The Borrowing Base with respect to the FILO Tranche shall be limited to (a) up to an additional 5% of the value of eligible accounts receivable and (b) up to an additional 10% of the orderly liquidation value, net of liquidation costs, of eligible inventory.

The Borrowing Base will be computed monthly (or as more frequently as the Borrower may elect) by the Borrower and a certificate (the “Borrowing Base Certificate”) presenting the Borrower’s computation of the Borrowing Base will be delivered to the Agents promptly, but in no event later than the tenth business day, following the end of each month; provided, however, that, for so long as excess availability under the Revolving Facility is less than $20,000,000 (a “Liquidity Event”), the Borrower will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate more frequently in a manner to be mutually agreed upon.

Eligibility criteria shall be agreed upon by the Agents and the Borrower and shall be customary for facilities of this type. In addition, the Agents shall have the right to establish reserves with respect to the Borrowing Base in their commercially reasonable judgment, exercised in accordance with customary business practices for comparable asset-based lending transactions.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	The applicable interest rate plus 2.0% per annum in respect of overdue amounts.

Letters of Credit:

Letters of credit under the Revolving Facility will be issued by CS or another Lender acceptable to the Borrower and the Administrative Agent (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity:	The Revolving Facility will mature and the commitments thereunder will terminate on the date that is six years after the Closing Date.

Guarantees:

All obligations of the Borrower under the Revolving Facility and under any interest rate protection or other hedging arrangements entered into with the Administrative Agent, the Arranger, a Lender or any affiliate of any of the foregoing (“Hedging Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by Holdings and by each existing and subsequently acquired or organized domestic subsidiary (other than certain immaterial subsidiaries to be mutually agreed upon) of the Borrower (the “Subsidiary Guarantors”). Any guarantees to be issued in respect of the Term Facility shall rank pari passu with the obligations under the Guarantees, and any guarantees to be issued in respect of the Notes shall be subordinated to the obligations under the Guarantees.

Security:

Subject to the second paragraph of Section 6 of the Commitment Letter, the Revolving Facility, the Guarantees and any Hedging Arrangements will be secured by substantially all the assets of Holdings, the Borrower and each Subsidiary Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority security interest in all personal property of Holdings, the Borrower and each Subsidiary Guarantor, consisting of accounts receivable, inventory, cash, deposit accounts, certain assets related thereto and all proceeds of the foregoing (the “Current Asset Collateral”), (b) a perfected second-priority pledge of all the capital stock of the Borrower, (c) a perfected second-priority pledge of all the capital stock held by Holdings, the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) (the Collateral described in clauses (b) and (c), collectively, the “Pledged Collateral”), (d) perfected second-priority security interests in, and mortgages on, substantially all plant, material owned real property and equipment of the Borrower and each Subsidiary Guarantor (the “PP&E Collateral”) and (e) perfected second-priority security interests in substantially all other personal property of Holdings, the Borrower and each Subsidiary Guarantor, including, without limitation, investment property, contract rights, intellectual property, other general intangibles, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing, but excluding the Current Asset

Collateral and the PP&E Collateral (the “Other Personal Property Collateral”).

Notwithstanding the foregoing, the Borrower shall not be required to take any action with respect to creation or perfection of security interests in any assets or property to the extent that the cost of perfecting such security interest is unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Administrative Agent’s reasonable judgment after consultation with the Borrower.

Notwithstanding the foregoing, with respect to distribution centers and other locations to be mutually agreed upon, collateral access arrangements reasonably satisfactory to the Agents shall be implemented (to the extent not implemented on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, within a period of time after the Closing Date reasonably specified by the Agents or otherwise mutually agreed upon).

The lien priority, relative rights and other creditors’ rights issues in respect of the Revolving Facility and the Term Facility will be set forth in customary intercreditor provisions that will be included in the security documents relating to the Collateral, all of which shall be reasonably acceptable to the Borrower, the Agents and the Lenders. The security documents will provide that, so long as any obligations are outstanding under the Revolving Facility, the Agents will control at all times all remedies and other actions related to the Current Asset Collateral, and that the secured parties under the Term Facility will not be entitled to take any action with respect to the Current Asset Collateral, as well as providing customary access rights to the PP&E Collateral for purposes of enforcing or protecting the Lenders’ claims to the Current Asset Collateral and/or processing, storing and distributing inventory.

Holdings, the Borrower and the Subsidiary Guarantors shall use commercially reasonable efforts to implement cash management procedures reasonably satisfactory to the Agents,

including, but not limited to, customary lockbox arrangements and blocked account agreements, which procedures will provide for control and, upon the occurrence of (x) a Liquidity Event or (y) an event of default (an event described in clause (x) or (y), an “Account Control Event”), springing dominion. Upon the occurrence and during the continuance of an Account Control Event, Holdings, the Borrower and the Subsidiary Guarantors shall cause or direct all cash (subject to certain reasonable and customary exceptions to be mutually agreed upon) to be deposited daily in an account subject to a blocked account agreement or maintained by the Collateral Agent (the “Collection Account”). All amounts deposited into the Collection Account during an Account Control Event shall be subject to the Collateral Agent’s sole control and such amounts shall be used to reduce exposure under the Revolving Facility as described under the caption “Mandatory Prepayments”.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lenders, and except to the extent securing the Term Facility (a) on a second-priority basis in respect of all Current Asset Collateral and (b) on a first-priority basis in respect of all Pledged Collateral, PP&E Collateral and Other Personal Property Collateral, none of the Collateral shall be subject to any other liens, subject to permitted liens customary for facilities of this type for affiliates of the Sponsors.

Mandatory Prepayments:

(A)   If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Revolving Facility exceeds the lesser of (i) the Revolving Facility commitment amount and (ii) the then-applicable Borrowing Base, then the Borrower will immediately repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the Revolving Facility commitment amount.

(B)   Following the occurrence and during the continuance of an Account Control Event, all amounts deposited in the Collection Account will be promptly applied by the Administrative Agent to repay outstanding loans and cash collateralize letters of credit.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the Revolving Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Representations and Warranties:

Subject to the following paragraph, usual for facilities and transactions of this type for affiliates of the Sponsors, limited to: financial statements (i) presenting fairly in all material respects the financial position and results of operations of the Borrower and its subsidiaries at the respective dates of such information and for the respective periods covered thereby and (ii) having been prepared in accordance with U.S. GAAP consistently applied (except to the extent provided in the notes thereto); absence of undisclosed liabilities; no material adverse change after the Closing Date; corporate existence; compliance with laws (including ERISA, margin regulations, environmental laws and laws applicable to sanctioned persons); corporate power and authority; enforceability of definitive credit documentation; no conflict with laws or contractual obligations; effectiveness of governmental approvals; absence of material litigation; no default; ownership of properties; liens; intellectual property; payment of taxes; inapplicability of the Investment Company Act; subsidiaries; environmental matters; insurance; solvency on a consolidated basis; labor matters; accuracy of disclosure; validity, priority and perfection of security interests in the Collateral; and status of obligations under the Revolving Facility as senior debt and “designated senior debt”.

Notwithstanding anything herein to the contrary, the definitive credit documentation shall not contain any material representation or warranty not set forth herein, the accuracy of which would be a condition to the initial borrowing under the Revolving Facility.

Conditions Precedent to Effectiveness of Revolving Facility and Initial Borrowing:

Usual for facilities and transactions of this type, limited to: delivery of notice of borrowing and an initial Borrowing Base Certificate; availability (subject to the then-applicable Borrowing Base); delivery of customary legal opinions, corporate documents and officers’ and public officials’ certifications; subject to the second paragraph of Section 6 of the Commitment Letter, granting and perfection of liens and other security interests in the Collateral with the priorities described above; receipt of reasonably satisfactory lien and judgment searches; execution of the Guarantees, which shall be in full force and effect; accuracy of Specified Representations; evidence of authority; payment of fees and expenses; obtaining of customary insurance; implementation of intercreditor arrangements as described herein; the Borrower having used commercially reasonable efforts to implement cash management procedures reasonably satisfactory to the Administrative Agent; absence of Material Adverse Effect (as defined in the Merger Agreement); and absence of defaults or events of default (other than by breach of a representation which is not a condition to closing).

The effectiveness of the Revolving Facility will also be subject to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter (the “Commitment Letter”). Notwithstanding anything herein to the contrary, the definitive credit documentation shall not contain any material condition precedent other than the conditions precedent set forth herein or in such Exhibit.

Conditions Precedent to all Borrowings (other than the Initial Borrowing):

Delivery of notice of borrowing, availability (subject to the then-applicable Borrowing Base), accuracy of representations and warranties in all material respects, and absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants:

Usual for facilities and transactions of this type for affiliates of the Sponsors (to be applicable to the Borrower and its restricted subsidiaries), limited to: maintenance of corporate existence and material rights; maintenance of corporate separateness; performance of obligations; delivery of consolidated financial statements and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties; maintenance of customary insurance; compliance with laws; inspection of books and properties; further assurances; payment of taxes; and delivery of monthly Borrowing Base Certificates and periodic updates of the field audit and inventory appraisal conducted in connection with the establishment of the Revolving Facility, in each case subject to exceptions and qualifications to be mutually agreed upon.

Negative Covenants:

Usual for facilities and transactions of this type for affiliates of the Sponsors (to be applicable to the Borrower and its restricted subsidiaries), limited to: limitations on dividends on, and redemptions and repurchases of, capital stock and other restricted payments; limitations on prepayments, redemptions and repurchases of subordinated debt and other material debt (other than (a) loans under the Revolving Facility, (b) loans under the Term Facility in circumstances to be agreed upon and (c) other exceptions to be mutually agreed upon); limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries (and prohibition of Holdings engaging in business activities or incurring liabilities other than its ownership of the capital stock of the Borrower and activities and liabilities incidental or related thereto, including its guarantee of the Revolving Facility and the Term Facility and the Notes); limitations on restrictions on ability of subsidiaries that are not Subsidiary Guarantors to pay dividends or make distributions; limitations on amendments of material debt, in each case subject to exceptions, qualifications and, as appropriate, “baskets” to be mutually agreed upon; and limitations on capital expenditures (provided that 50% of the unused amounts in respect of any fiscal year may be carried forward and applied in the immediately succeeding fiscal year) as follows:

Fiscal Year	Amount
2006	$130,000,000
2007	$160,000,000
2008	$155,000,000
2009	$155,000,000
2010	$155,000,000
2011	$155,000,000

The covenants with respect to dividends and other restricted payments, repayments of other debt and acquisitions and other investments will permit the same subject to: (i) no default or event of default at the time of, or after giving effect to, the subject payment, (ii) excess availability under the Revolving Facility being not less than $50,000,000 after giving effect to such payment (and, in the event the aggregate amount of payments subject to the payment conditions in any 30-day period is or would be greater than $50,000,000, projected excess availability for the six-month period following such payment being not less than $50,000,000 at any time) and (iii) pro forma compliance with the fixed charge coverage ratio set forth below under the caption “Financial Covenants” (whether or not a Liquidity Event is then existing).

Unrestricted Subsidiaries:

The definitive credit documentation will contain provisions pursuant to which, subject to limitations to be mutually agreed (including limitations on the amount of loans and advances to, and other investments in, unrestricted subsidiaries), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant, representations and warranties (other than certain representations and warranties to be mutually agreed upon) or event of default provisions of the definitive credit documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance (to the extent applicable) with any financial ratio contained in the definitive credit documentation.

Financial Covenants:

None, provided that, upon the occurrence and during the continuance of a Liquidity Event, the Borrower will be subject to a minimum fixed charge coverage ratio of 1.0:1:0 (with financial definitions and measurement periods to be mutually agreed upon).

For purposes of determining compliance with the foregoing financial ratio, any cash equity contribution (which equity shall be common equity or Permitted Preferred Equity) made to Holdings after the Closing Date and on or prior to the day on which any borrowing under the Revolving Facility is requested during any period in which a Liquidity Event exists will, at the request of the Borrower and provided that the proceeds thereof have been contributed to the Borrower as cash common equity (or Permitted Preferred Equity), be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial ratio on a pro forma basis after giving effect to such borrowing as at the most recent fiscal quarter-end and applicable subsequent periods, provided further that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in which no such equity contribution is made and (b) the amount of any such equity contribution shall be no greater than the amount required to cause the Borrower to be in compliance with such financial ratio.

Events of Default:

Usual for facilities and transactions of this type for affiliates of the Sponsors (subject, where appropriate, to customary and other agreed upon grace periods and exceptions), limited to: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees, security documents or subordination provisions of the agreements evidencing the Notes or any other material subordinated indebtedness; and Change of Control (to be defined in a manner customary for affiliates of the Sponsors).

Voting:

Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Revolving Facility (with certain amendments and waivers affecting the Borrowing Base or otherwise increasing availability thereunder requiring approval of Lenders holding more than 66-2/3% of the aggregate amount of loans and commitments under the Revolving Facility), except that the consent of each affected Lender (subject to customary “yank-a-bank” provisions) shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of final maturity and (d) releases of all or substantially all of the value of the Guarantees (other than in connection with permitted asset sales) or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

Assignments and Participations:

The Lenders will be permitted to assign loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender and the Issuing Bank, in each case not to be unreasonably withheld or delayed; provided that the consent of the Borrower shall not be required (a) if such assignment is made to another Lender or an affiliate of a Lender or (b) after the occurrence and during the continuance of a payment or bankruptcy event of default. All assignments will require the consent of the Administrative Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $5,000,000.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of final maturity and (d) releases of all or substantially all of the value of the Guarantees (other than in connection with permitted asset sales) or all or substantially all of the Collateral.

Expenses and Indemnification:

The Borrower will indemnify the Arranger, the Agents, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all reasonable documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates) that relates to the Transactions, including the financing contemplated hereby, the

Acquisition or any transactions connected therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all reasonable documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of not more than one counsel in each jurisdiction (subject to customary exceptions for actual or potential conflicts of interest)) of the Arranger, the Agents, the Syndication Agent, the Documentation Agent and the Lenders for enforcement costs and documentary taxes associated with the Revolving Facility will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Arranger:	Cravath, Swaine & Moore LLP.

ANNEX I

Interest Rates:

The interest rates under the Revolving Facility will be, at the option of the Borrower, (a) with respect to the LIFO Tranche, Adjusted LIBOR plus 1.50% or ABR plus 0.50%, and (b) with respect to the FILO Tranche, Adjusted LIBOR plus 2.50% or ABR plus 1.50%; provided that interest rate margins with respect to the LIFO Tranche shall be subject to adjustment in accordance with the provisions set forth under the caption “Pricing Grid” below.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the higher of CS’s Prime Rate and the Federal Funds Effective Rate plus  1/2 of 1.0%.

Adjusted LIBOR will at all times include statutory reserves.

Letter of Credit Fee:

A per annum fee equal to the spread over Adjusted LIBOR in respect of the LIFO Tranche under the Revolving Facility (in the case of standby letters of credit, and in the case of documentary letters of credit, such spread less 0.50% per annum) will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

0.25% per annum on the undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year; provided that the commitment fees with respect to the LIFO Tranche under the Revolving Facility shall be subject to adjustment in accordance with the provisions set forth under the caption “Pricing Grid” below.

Changes in Interest Rate Margins and Commitment Fees:

The definitive credit documentation for the Revolving Facility will contain provisions under which, from and after the date of delivery of the Borrower’s financial statements covering the first full fiscal quarter ending after the Closing Date, and so long as no event of default shall have occurred and be continuing, interest rate margins and commitment fees under the LIFO Tranche under the Revolving Facility will be subject to change based on the Pricing Grid set forth below.

Pricing Grid:	Subject to the foregoing, interest rate margins and commitment fees under the LIFO Tranche under Revolving Facility will be determined in accordance with the Pricing Grid set forth below.

Daily Average Excess Availability	Adjusted LIBOR Spread (bps)	ABR Spread (bps)	Commitment Fees
Less than $25,000,000	175	75	25
Less than $75,000,000 but equal to or greater than $25,000,000	150	50	25
Less than $125,000,000 but equal to or greater than $75,000,000	125	25	37.5
Equal to or greater than $125,000,000	100	0	37.5

A-I-2

CONFIDENTIAL
July 13, 2006	EXHIBIT B

PROJECT ROVER

$650,000,000 Senior Secured Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	The Borrower under the Revolving Facility.

Term Loan Agent:	Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative and collateral agent (the “Term Loan Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Term Loan Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Sole Lead Arranger:	Subject to Section 2 of the Commitment Letter, CS Securities will act as sole bookrunner and sole lead arranger for the Term Facility (the “Term Loan Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	At the option of the Term Loan Arranger, a financial institution identified by the Term Loan Arranger and acceptable to the Borrower (the “Term Loan Syndication Agent”).

Documentation Agent:	At the option of the Term Loan Arranger, a financial institution identified by the Term Loan Arranger and acceptable to the Borrower (the “Term Loan Documentation Agent”).

Term Facility:	A senior secured term loan facility in an aggregate principal amount of $650,000,000 (the “Term Facility”).

Purpose:	The proceeds of the Term Facility will be used by the Borrower on Closing Date (together with the proceeds of the Notes and the Equity Contribution) solely (a) to pay the Merger Consideration, (b) to refinance the Existing Debt and (c) to pay the Transaction Costs.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto (the “Revolving Facility Term Sheet”).

Availability:	The full amount of the Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	The applicable interest rate plus 2.0% per annum on overdue amounts.

Final Maturity and Amortization:	The Term Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Facility with the balance payable on the maturity date of the Term Facility.

Guarantees:	Holdings and each existing and subsequently acquired or organized domestic subsidiary of the Borrower that is a guarantor of the Revolving Facility will guarantee the Term Facility on a senior basis. Any guarantees to be issued in respect of the Term Facility shall rank pari passu with the Guarantees of the Revolving Facility and shall rank senior to the guarantees to be issued in respect of the Notes.

Security:

Subject to the second paragraph of Section 6 of the Commitment Letter, the Term Facility and the guarantees thereof will be secured (on a first-priority or a second-priority basis as provided below) by all the assets of Holdings, the Borrower and each Subsidiary Guarantor that constitute Collateral under the Revolving Facility, including (a) a perfected second-priority security interest in the Current Asset Collateral, (b) a perfected first-priority pledge of the Pledged Collateral, (c) perfected first-priority security interests in, and mortgages on, the PP&E Collateral and (d) perfected first-priority security interests in the Other Personal Property Collateral.

The lien priority, relative rights and other creditors’ rights issues in respect of the Term Facility and the Revolving Facility will be set forth in customary intercreditor provisions that will be included in the security documents relating to the Collateral, all of which shall be reasonably acceptable to the Borrower, the Term Loan Agent and the Term Loan Lenders. The security documents will provide that, so long as any obligations are outstanding under the Term Facility, the Term Loan Agent will control at all times all remedies and other actions related to the Pledged Collateral, the PP&E Collateral and the Other Personal Property Collateral, and that the secured parties under the Revolving Facility will not be entitled to take any action with respect to the Pledged Collateral, the PP&E Collateral or the Other Personal Property Collateral (other than customary access rights to the PP&E Collateral for purposes of protecting the claims of the secured parties under the Revolving Facility to the Current Asset Collateral and/or processing, storing and distributing inventory).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Term Loan Lenders, and, other than the Shared Liens, and except to the extent securing the Revolving Facility (i) on a first-priority basis in respect of all Current Asset Collateral and (ii) on a second-priority basis in respect of all Pledged Collateral, PP&E Collateral and Other Personal Property Collateral, none of the Collateral shall be subject to any other liens, subject to permitted liens customary for facilities of this type for affiliates of the Sponsors.

Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with (a) 50% of Excess Cash Flow (to be defined in a mutually satisfactory manner and commencing with the first full fiscal year ending after the Closing Date), with a reduction to 25% upon achievement and maintenance of a total Leverage Ratio (to be defined in a mutually satisfactory manner) of less than 4.5x and with a reduction to 0% upon achievement and maintenance of a total Leverage Ratio of less than 4.0x; provided that any voluntary prepayments of loans under the Term Facility (or loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments), other than prepayments funded with the proceeds of incurrences of indebtedness, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by Holdings and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds) (subject to exceptions to be mutually agreed upon and a 100% reinvestment right if reinvestment is completed within 365 days of such sale or disposition), (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of Holdings and its subsidiaries (subject to exceptions to be agreed upon) and (d) 50% of the net cash proceeds of issuances of equity securities of Holdings and its subsidiaries (other than equity issuances to the Investors or management and subject to other exceptions to be agreed upon).

Notwithstanding the foregoing, each Term Loan Lender shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected shall be offered to each non-rejecting Term Loan Lender. Any mandatory prepayments remaining after being reoffered to such non-rejecting Term Loan Lenders may be retained by the Borrower.

Mandatory prepayments will be applied to the remaining amortization payments of loans under the Term Facility in forward order of maturity.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Term Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty, subject to reimbursement of the Term Loan Lenders’ redeployment costs in the case of a prepayment other than on the last day of the relevant interest period. Voluntary prepayments shall be applied to the remaining amortization payments of loans under the Term Facility in the manner directed by the Borrower.

Representations and Warranties:	As specified under the caption “Representations and Warranties” in the Revolving Facility Term Sheet.

Conditions Precedent to Borrowing:	Those specified under the captions “Conditions Precedent to Effectiveness of Revolving Facility” in the Revolving Facility Term Sheet (other than those relating to delivery of a borrowing base certificate, to borrowing base availability and to implementation of satisfactory cash management procedures, and with the conditions set forth therein relating to the priority of the security interests in the Collateral to apply mutatis mutandis based on the priority of such security interests in respect of the Term Facility as set forth above under the caption “Security”).

The borrowing under the Term Facility will also be subject to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

Affirmative Covenants:	As specified under the caption “Affirmative Covenants” in the Revolving Facility Term Sheet, with such changes as are appropriate in connection with the Term Facility, including the exclusion of borrowing base-specific covenants and the inclusion of a covenant to use commercially reasonable efforts to maintain a rating (but not a particular rating) of the Term Facility by each of S&P and Moody’s.

Negative Covenants:	Customary for publicly traded high yield debt securities based on the Sponsors’ precedent transactions (to be applicable to the Borrower and its restricted subsidiaries), limited to: restrictions on liens; restrictions on debt and guarantees (with exceptions for debt incurred so long as in pro forma compliance with a ratio to be mutually agreed); restrictions on mergers and consolidations; restrictions on sales, transfers and other dispositions of assets; restrictions on investments; restrictions on sale-leaseback transactions; restrictions on dividends and other distributions to stockholders; restrictions on prepayment, redemption or repurchases of subordinated debt; restrictions on changing the nature of the Borrower’s business; restrictions on transactions with affiliates; and restrictions on dividend and other payment restrictions affecting restricted subsidiaries, in each case subject to exceptions, qualifications and, as appropriate, “baskets” to be mutually agreed.

Unrestricted Subsidiaries:	As specified under the caption “Unrestricted Subsidiaries” in the Revolving Facility Term Sheet.

Financial Covenants:	None.

Events of Default:	Customary for publicly traded high yield debt securities (except as provided below) based on the Sponsors’ precedent transactions (subject, where appropriate, to customary and other mutually agreed upon grace periods and exceptions), limited to: nonpayment of principal, interest or other amounts; violation of covenants; cross default and cross acceleration that are customary for senior secured credit facilities; bankruptcy; material judgments; actual or asserted invalidity of guarantees or security documents; and Change of Control (to be defined in a manner customary for affiliates of the Sponsors).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Term Loan Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Term Facility, except that the consent of each affected Term Loan Lender (subject to customary “yank-a-bank” provisions) shall be required with respect to, among other things, (a) increases in the commitment of such Term Loan Lender, (b) reductions of principal, interest or fees payable to such Term Loan Lender, (c) extensions of final maturity of the loans of such Term Loan Lender and (d) releases of all or substantially all of the value of the Guarantees (other than in connection with permitted asset sales) or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

Assignments and Participations:	The Term Loan Lenders will be permitted to assign loans under the Term Facility with the consent of the Borrower, not to be unreasonably withheld or delayed; provided that the consent of the Borrower shall not be required (i) if such assignment is made to another Term Loan Lender or an affiliate or an approved fund of a Term Loan Lender or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default. All assignments will require the consent of the Term Loan Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000.

The Term Loan Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees, (b) extensions of final maturity and (c) releases of all or substantially all of the value of the Guarantees (other than in connection with permitted asset sales) or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify the Term Loan Arranger, the Term Loan Agent, the Term Loan Syndication Agent, the Term Loan Documentation Agent, the Term Loan Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all reasonable documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all reasonable documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of not more than one counsel in each jurisdiction (subject to customary exceptions for actual or potential conflicts of interest)) of the Term Loan Arranger, the Term Loan Agent, the Term Loan Syndication Agent, the Term Loan Documentation Agent and the Term Loan Lenders for enforcement costs and documentary taxes associated with the Term Facility will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to Term Loan Agent and Term Loan Arranger:	Cravath, Swaine & Moore LLP.

ANNEX I

Interest Rates:

The interest rates under the Term Facility will be, at the option of the Borrower, (i) if on the Closing Date, the Term Facility shall have been rated B1 or higher by Moody’s and B+ or higher by S&P (in each case with no negative outlook), Adjusted LIBOR plus 2.50% or ABR plus 1.50% and (ii) if on the Closing Date, the Term Facility shall have not been so rated, Adjusted LIBOR plus 2.75% or ABR plus 1.75%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the higher of CS’s Prime Rate and the Federal Funds Effective Rate plus  1/2 of 1.0%.

Adjusted LIBOR will at all times include statutory reserves.

EXHIBIT C

PROJECT ROVER

$200,000,000 Senior Secured Asset-Based Revolving Credit Facility

$650,000,000 Senior Secured Term Loan Facility

Summary of Additional Conditions Precedent1

Except as otherwise set forth below, the effectiveness of the Revolving Facility and the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1. The Acquisition, the other transactions contemplated by the Merger Agreement and the other Transactions shall be consummated simultaneously or substantially simultaneously with the initial funding of the Facilities in all material respects on the terms described in the Term Sheets and the Merger Agreement; the Merger Agreement and all material related documentation shall be reasonably satisfactory to the Agent (to the extent furnished to the Agent on or prior to the execution and delivery of the Commitment Letter, the Agent acknowledges such satisfaction) and no provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner adverse to the Lenders in any material respect without the consent of the Agent (such consent not to be unreasonably withheld or delayed); and the Equity Contribution shall have been made and shall not be less than 25% of the pro forma total consolidated capitalization of Holdings on the Closing Date.

2. The Borrower shall have received not less than $500,000,000 in gross cash proceeds from the issuance of the Notes in a public offering or in a Rule 144A or other private placement. The Notes shall be issued substantially on the terms set out in the note purchase commitment letter dated on or about July 13, 2006 addressed to the Borrower by GS Mezzanine Partners 2006 Onshore Fund, L.P., and otherwise on terms reasonably satisfactory to the Agent, which terms shall include, without limitation, that the Notes shall be subordinated to the Facilities pursuant to subordination provisions usual and customary for privately-placed senior subordinated note issues, which shall include customary payment blockage provisions but no remedies blockage provisions, and shall contain no financial maintenance covenants.

3. All amounts due or outstanding in respect of the Existing Debt shall have been (or substantially simultaneously with the closing under the Facilities shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released (or, in respect of the Existing Notes, the Tender Offer and Consent Solicitation or the Existing Notes Covenant Defeasance, as applicable, shall have been effected). After giving effect to the

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto. Unless the context requires otherwise, references herein to the Agent shall be deemed to be references to each of the Administrative Agent and the Term Loan Agent (and, where applicable, references herein to the Agents shall be deemed to be references to each of the Administrative Agent and the Collateral Agent).

Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Revolving Facility, (b) the loans under the Term Facility, (c) the Notes (and, if applicable, Existing Notes (i) not tendered in connection with the Tender Offer (it being understood and agreed that, if more than an amount to be mutually agreed upon of Existing Notes shall remain so outstanding, the aggregate principal amount of the Term Facility will be reduced in a corresponding amount) or (ii) after giving effect to any Existing Notes Covenant Defeasance), (d) other limited indebtedness to be mutually agreed upon (including capitalized lease obligations) and (e) any preferred stock issued in connection with the Equity Contribution.

4. The Agent shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the 2003, 2004 and 2005 fiscal years and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for (i) each subsequent fiscal quarter ended at least 45 days before the Closing Date and (ii) to the extent made available under the Merger Agreement, for each fiscal month after the most recent fiscal quarter for which financial statements were received by the Agent as described above and ended at least 30 days before the Closing Date (excluding footnotes).

5. The Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the four-fiscal quarter period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements.

6. The Agent shall have received a customary certificate from the chief financial officer of the Borrower certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

7. The Agent shall have received all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8. With respect to the Revolving Facility, the Agents shall (a) have received (i) a borrowing base audit with respect to the relevant collateral to be included in the Borrowing Base and the relevant accounting systems, policies and procedures of Holdings and its subsidiaries and (ii) an appraisal of the net orderly liquidation value of inventory in form and substance reasonably satisfactory to the Agents, and (b) be reasonably satisfied with the Borrower’s cash management system, blocked account agreements and lockbox arrangements. The Company shall have cooperated in a manner

C-2

reasonably satisfactory to the Agents in connection with such audit and appraisal, including by providing reasonable access to its assets and the assets of its subsidiaries.

9. With respect to the Revolving Facility, the Agents shall have received a Borrowing Base Certificate for the month most recently ended prior to the Closing Date, certified by the chief financial officer of the Borrower, which demonstrates that the lesser of (a) the Borrowing Base and (b) $200,000,000, shall exceed the aggregate amount of the loans to be made and letters of credit to be issued (if any) under the Revolving Facility on the Closing Date by at least $50,000,000.

C-3